ProVol ™ A Tactical Strategy for Implied Volatility October 22, 2015 Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 206013 Dated: October 26, 2015

Page 2 Introduction 1 The S&P Short - Term VIX Futures Index (the underlying index for VXX) aims to maintain a constant 1 - month maturity exposure to VIX futures by rolling equal fractional amounts from the front month VIX future to the next month VIX future daily 2 DB ImpAct is a systematic short - volatility strategy that sells rolling one - month notional variance swaps on the monthly option e xpiry dates Source: Deutsche Bank, Bloomberg Finance, L.P., 2015 • Systematic volatility strategies can underperform or carry significant risk – Long volatility positions can be expensive over the long term – carry costs may offset gains (see performance of S&P Short - Term VIX Futures Index 1 below) – Short volatility positions can suffer sharp drawdowns, potentially eliminating accumulated gains (see performance of DB ImpAc t 2 below) – Entry and exit points are key, but getting those correct is very difficult • Determining the allocation to long and short volatility positions carries considerable challenges – Which indicators of future volatility are meaningful? Implied volatility, realized volatility, term structure, skew? – Many indicators are themselves highly volatile. For instance, the annualized daily volatility of the VIX Index ( 1 - month implied volatility) is frequently over 100. – Trading volatility products is costly because not all markets are liquid, particularly at longer maturities, bid - offer spreads can be large and carry costs are frequently high 70 80 90 100 110 120 130 0 50 100 150 200 250 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11 Dec-12 Dec-13 Dec-14 S&P Short-Term VIX (LHS) DB ImpAct (RHS)

Building ProVol

- Deutsche Bank has done substantial work examining a variety of volatility indicators and allocation methods
  - Implied versus realized vol
  - Shorter versus longer dated vol
  - Variance versus VIX-based products
  - Daily, weekly or monthly allocation

- Deutsche Bank's ProVol™ aims to tackle the challenges discussed above by identifying the relevant indicators and integrating them in a meaningful way to develop a reliable Allocation signal

- DB ProVol is built upon three fundamental volatility indicators

  - **Volatility "Regime"**

    Deutsche Bank's Volatility Regime Model, which aims to capture momentum in realized volatility, is the principal indicator adopted

  - **Level of Volatility**

    The level of implied volatility complements the Regime indicator by aiming to identify suitable entry and exit points

  - **Volatility Term Structure**

    Volatility term structure steepness, a measure of the cost of carry, isolates the potential cost or benefit of holding a long or short volatility position

- These three indicators are combined together to form a Signal to go long or short implied volatility
  - Long/Short positions in implied volatility are expressed through DB Short-Term VIX Futures Index
  - This Index aims to hold a 1-month constant maturity position in VIX futures through a weighted position in first and second month futures

Page 3

Volatility Regimes

- The S&P 500 has exhibited periods of realized volatility that occur, and tend to remain, within a certain range or "regime"
- Intuitively, we know them when we've seen them…
  - 2004-2007 was a "low-vol" regime
  - 1998-2002 was a "higher-vol" regime
  - 2008 was an "extreme-vol" regime
- …but seeing them coming is not so easy
- Deutsche Bank's Volatility Regime Model analyzes S&P 500 realized volatility to estimate daily probabilities for being in each of three defined volatility regimes: Low, Medium and High



S&P 500 3-month Realized Volatility
80%
70%
60%
50%
40%
30%
20%
10%
0%
Mar-85
Mar-90
Mar-95
Mar-00
Mar-05
Mar-10
Mar-15

- Our work with the Volatility Regime Model brought to light a couple counter-intuitive points
  - You don't necessarily need to capture the first spike in volatility
  - Periods of high volatility generally do not occur overnight
  - Increases in realized volatility have frequently been a leading indicator for implied volatility
  - Buying volatility "cheap" isn't cheap
  - Periods of low volatility have been persistent
  - The cost of holding a long volatility position, particularly when volatility is low and term structure is generally steep, can be very expensive

- Knowledge of the Volatility Regime helps us in building a signal that aims to capture returns in both high and low volatility environments
  - ➢ We aim to avoid unnecessary long positions, and the cost associated with them, by waiting for volatility to start picking up before going long
  - ➢ We aim to capture returns from being short volatility in low volatility periods

Source: Deutsche Bank, Bloomberg Finance, L.P., 2015

Page 4

Page 5 Level of Implied Volatility • The Regime Model has historically shown that buying volatility at low levels is not generally a good idea and it is better to wa it for volatility to start rising before going long • However going long volatility at very elevated levels may not pay off • Historically very high levels of volatility have not persisted for long • At very high levels there is likely to be more downside than upside and the risk may outweigh the potential benefit Implied Volatility Term Structure • The implied volatility term structure is generally upward sloping (longer dated vols higher than shorter dated vols ) – 3 - month vol (VXV) has been higher than 1 month vol (VIX) 80% of the time since 2002 • Though this is often interpreted as an expectation of higher future volatility, this is not always the case, nor the only rea son for it to be upward sloping – Volatility can only go down to zero, but can go infinitely high – Volatility sellers’ risk is to the upside, so they charge a premium, even to expectations • In this scenario, when holding a long volatility position for a month if the absolute level of volatility does not change, the position can lose value – Volatility would need to increase, sometimes substantially, simply to break even • If the probability of volatility increasing is low, being short volatility would be a better investment Source: Deutsche Bank, Bloomberg Finance, L.P., 2015 1 2 3 6 9 12 Level of Volatility Months to Maturity

Page 6 Strategy Construction: The Signal & Allocation • The ProVol Signal is calculated based on the daily levels of the three indicators: 1. High Vol Regime Probability – The Volatility Regime Model probability of being in a high - volatility regime – Higher probabilities increase the Signal (i.e., move it in a “long” direction) 2. Volatility Level – Level of 3 - month implied volatility (VXV Index) – Higher levels decrease the Signal (i.e., move it in a “short” direction) 3. Volatility Term Structure – Ratio between 3 - month and 1 - month implied volatilities (VXV Index / VIX Index) – Higher ratios decrease the Signal (i.e., move it in a “short” direction) • These three variables along with the prior day’s allocation plus a constant are combined to create the ProVol Signal – The contribution of each of the three indicators to the Signal is based on a fixed weight (Factor Coefficient) – The prior day’s Allocation is added to stabilize the Signal – make changes more gradual and reduce trading costs • A “step - wise” function converts the signal into a daily Allocation – Weak Signals (<= +/ - 0.1) result in no Allocation, reducing cost and risk – If not a Weak Signal, amount in excess of +/ - 0.1 is multiplied by 1.5 – The Allocation is capped/floored at +/ - 0.3 • Charts on the next two pages show a graphical representation and an example of the Signal and Allocation process

Page 7 Strategy Construction: The Signal & Allocation Prior Day’s Allocation High Vol Regime Probability Volatility Level Volatility Term Structure Factor Coefficients Constant Allocation Function New Allocation

Page 8 Strategy Construction: An Example Prior Day’s Allocation: 0.0 (x 0.81)* High Vol Regime Prob : 0.5 Volatility Level: 20 (/ 20)** Vol Term Structure: 1.2 Factor Coefficients Constant: 0.28 New Allocation: 0.2325 0.65 - 0.29 - 0.05 *The Prior Day’s Allocation is multiplied by the recursion factor of 0.81 **The Volatility Level is normalized by (divided by) 20 0.255 Signal > 0.1 (0.255 – 0.1) x 1.5 = 0.2325 0.0 + [0.325 + ( - 0.29) + ( - .06)] + 0.28 = 0.255 Signal

Strategy Construction: The Indices

- The ProVol Allocation is used to create three separate indices

1. **The Deutsche Bank ProVol Balanced Index**
   – Uses a balanced 1.5 x long or short Allocation weighting to create a strategy that aims to balance capturing returns from term-structure carry and volatility spikes

2. **The Deutsche Bank ProVol Carry Index**
   – Uses a 2 x short Allocation, 1 x long Allocation weighting to create a strategy that aims to capture enhanced returns from term-structure carry versus volatility spikes

3. **The Deutsche Bank ProVol Hedge Index**
   – Uses a 1 x short Allocation, 2 x long Allocation weighting to create a strategy that aims to capture enhanced returns from volatility spikes versus term-structure carry

- Each index uses the same daily factors, Signal and resulting Allocation
- Each index takes a long or short position in the Deutsche Bank Short-Term VIX Futures Index

Page 9

Page 10 ProVol Retrospective Historical Allocations Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 0 500 1000 1500 2000 -0.3 -0.2 -0.1 0.0 0.1 0.2 0.3 Dec-05 Dec-07 Dec-09 Dec-11 Dec-13 Index Level Allocation Signal Allocation Signal ProVol Balanced Index Live Date S&P 500

Page 11 Annual Returns Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from December 2005) ProVol ™ Balanced Retrospective Performance Monthly Return Analysis Performance Analysis BBG: DBVEPVB 0.0% 18.3% 76.1% 31.4% 73.6% 63.8% 64.4% 0.0% 0.0% 9.2% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 0 200 400 600 800 1000 1200 1400 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 ProVol Balanced Index Live Date Returns Analysis Dec '05 - Oct '15 Annualized Returns 30.7% Volatility 18.0% Sharpe Ratio 1.7 Max. Drawdown - 19.1% Start Date May 21, 2010 End Date Sep 13, 2010 Monthly Returns % Positive 42% % Negative 12% Average 2.3% Median 0.0% Rolling 3 Month Max/Min 80.5% / - 9.8% Rolling 12 Month Max/Min 102.9% / - 3.5% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Jan 0.0% 0.0% - 4.0% 2.1% 1.5% 7.2% 12.8% 0.0% 0.0% 0.0% Feb 0.0% - 2.5% - 2.1% 0.6% 7.9% 0.9% 2.0% 0.0% 0.0% 0.0% Mar 0.0% 3.8% - 0.4% 2.1% 9.3% 6.7% 16.6% 0.0% 0.0% 0.0% Apr 0.0% 0.0% - 1.4% - 7.5% 4.5% 9.5% - 0.9% 0.0% 0.0% 0.0% May 0.0% 0.0% 0.0% - 1.4% 0.4% - 0.2% - 1.3% 0.0% 0.0% 0.0% Jun 0.0% 0.0% - 0.4% 6.0% - 14.0% 0.0% 13.0% 0.0% 0.0% 0.0% Jul 0.0% 0.0% 1.6% 3.5% 14.8% 0.0% 4.0% 0.0% 0.0% 0.0% Aug 0.0% 0.7% 2.4% 1.4% 0.4% 14.4% 6.8% 0.0% 0.0% 3.1% Sep 0.0% 9.2% 9.4% 7.1% 9.6% 4.0% 0.0% 0.0% 0.0% - 6.5% Oct 0.0% 0.1% 45.0% 0.2% 12.4% - 2.2% 0.0% 0.0% 0.0% 13.3% Nov 0.0% 3.5% 13.8% 7.1% 1.0% 8.1% 0.0% 0.0% 0.0% Dec 0.0% 2.5% 2.3% 7.5% 12.1% 3.3% 0.0% 0.0% 0.0% Ann. 0.0% 18.3% 76.1% 31.4% 73.6% 63.8% 64.4% 0.0% 0.0% 9.2%

Page 12 Annual Returns Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from December 2005) ProVol ™ Carry Retrospective Performance Monthly Return Analysis Performance Analysis BBG: DBVEPVC 0 200 400 600 800 1000 1200 1400 1600 1800 2000 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 ProVol Carry Index Live Date 0.0% 23.9% 46.4% 49.2% 113.2% 65.6% 91.5% 0.0% 0.0% 15.3% 0% 20% 40% 60% 80% 100% 120% 140% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Returns Analysis Dec '05 - Oct '15 Annualized Returns 36.3% Volatility 18.5% Sharpe Ratio 2.0 Max. Drawdown - 18.1% Start Date May 21, 2010 End Date Aug 2, 2010 Monthly Returns % Positive 42% % Negative 12% Average 2.7% Median 0.0% Rolling 3 Month Max/Min 48.9% / - 10.1% Rolling 12 Month Max/Min 154.7% / - 2.1% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Jan 0.0% 0.0% - 5.4% 2.3% 1.9% 9.6% 17.3% 0.0% 0.0% 0.0% Feb 0.0% - 1.6% - 2.9% 0.4% 10.6% 1.3% 2.4% 0.0% 0.0% 0.0% Mar 0.0% 2.5% - 0.5% 1.5% 12.5% 9.0% 22.3% 0.0% 0.0% 0.0% Apr 0.0% 0.0% - 0.5% - 5.0% 6.0% 12.8% - 1.2% 0.0% 0.0% 0.0% May 0.0% 0.0% 0.0% 0.2% - 0.6% - 0.2% - 1.9% 0.0% 0.0% 0.0% Jun 0.0% 0.0% - 0.6% 6.9% - 14.7% 0.0% 17.2% 0.0% 0.0% 0.0% Jul 0.0% 0.0% 2.0% 4.6% 20.1% 0.0% 5.1% 0.0% 0.0% 0.0% Aug 0.0% 0.9% 3.2% 1.8% 0.5% 9.7% 9.1% 0.0% 0.0% 2.1% Sep 0.0% 12.4% 6.2% 9.5% 13.0% 0.9% 0.0% 0.0% 0.0% - 4.1% Oct 0.0% 0.2% 28.4% 0.1% 16.7% - 1.3% 0.0% 0.0% 0.0% 17.8% Nov 0.0% 4.7% 9.2% 9.4% 1.2% 6.3% 0.0% 0.0% 0.0% Dec 0.0% 3.3% 3.4% 10.1% 16.3% 4.8% 0.0% 0.0% 0.0% Ann. 0.0% 23.9% 46.4% 49.2% 113.2% 65.6% 91.5% 0.0% 0.0% 15.3%

Page 13 Annual Returns Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from December 2005) ProVol ™ Hedge Retrospective Performance Monthly Return Analysis Performance Analysis BBG: DBVEPVH 0 100 200 300 400 500 600 700 800 900 1000 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 ProVol Hedge Index Live Date 0.0% 12.8% 110.6% 15.0% 40.4% 60.7% 40.3% 0.0% 0.0% 3.3% 0% 20% 40% 60% 80% 100% 120% 140% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Returns Analysis Dec '05 - Oct '15 Annualized Returns 24.9% Volatility 19.4% Sharpe Ratio 1.3 Max. Drawdown - 20.2% Start Date May 21, 2010 End Date Oct 21, 2010 Monthly Returns % Positive 41% % Negative 12% Average 2.0% Median 0.0% Rolling 3 Month Max/Min 117.8% / - 10.3% Rolling 12 Month Max/Min 131.6% / - 5.1% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Jan 0.0% 0.0% - 2.6% 1.9% 1.1% 4.8% 8.4% 0.0% 0.0% 0.0% Feb 0.0% - 3.3% - 1.4% 0.7% 5.3% 0.6% 1.4% 0.0% 0.0% 0.0% Mar 0.0% 5.1% - 0.4% 2.6% 6.1% 4.4% 10.9% 0.0% 0.0% 0.0% Apr 0.0% 0.0% - 2.4% - 9.9% 3.0% 6.2% - 0.6% 0.0% 0.0% 0.0% May 0.0% 0.0% 0.0% - 3.0% 1.2% - 0.1% - 0.8% 0.0% 0.0% 0.0% Jun 0.0% 0.0% - 0.3% 4.9% - 13.4% 0.0% 8.7% 0.0% 0.0% 0.0% Jul 0.0% 0.0% 1.1% 2.3% 9.7% 0.0% 2.7% 0.0% 0.0% 0.0% Aug 0.0% 0.5% 1.6% 0.9% 0.3% 18.9% 4.5% 0.0% 0.0% 4.2% Sep 0.0% 6.1% 12.5% 4.7% 6.4% 7.0% 0.0% 0.0% 0.0% - 8.9% Oct 0.0% 0.1% 63.3% 0.2% 8.1% - 3.3% 0.0% 0.0% 0.0% 8.8% Nov 0.0% 2.4% 18.5% 4.7% 0.8% 9.7% 0.0% 0.0% 0.0% Dec 0.0% 1.7% 1.1% 5.0% 8.0% 1.8% 0.0% 0.0% 0.0% Ann. 0.0% 12.8% 110.6% 15.0% 40.4% 60.7% 40.3% 0.0% 0.0% 3.3%

Page 14 BBG: DBVEHUT Annual Returns 1 The JPM Str Vol index level has been rebased to the ProVol Balanced index level as of September 19, 2006, the first date on w hic h data is available for JPM Str Vol Index. Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from Dec. 2005; JPM from Sep. 2006) 1 ProVol ™ Comparative Retrospective Performance “S&P Dyn VIX” is the S&P Dynamic VIX Futures ER Index (BBG: SPDVIXP), which is excess return version of the underlying index for Barclay’s XVZ iPath ETN “JPM Str Vol” is the JP Morgan Strategic Volatility Index (BBG: JPUSSTVL) Performance Analysis 0 200 400 600 800 1000 1200 1400 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 ProVol Balanced Index Live Date S&P Dyn VIX JPM Str Vol -60% -40% -20% 0% 20% 40% 60% 80% 100% 120% 140% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 ProVol Balanced S&P Dyn VIX JPM Str Vol Dec '05 - Oct '15 Sep '06 - Oct '15 ProVol Balanced S&P Dyn VIX JPM Str Vol Annualized Returns 30.7% 7.0% 5.9% Volatility 17.6% 23.0% 30.4% Sharpe Ratio 1.8 0.3 0.2 Max. Drawdown - 19.1% - 58.3% - 69.6% Start Date May 21, 2010 Oct 4, 2011 Oct 4, 2011 End Date Sep 13, 2010 Sep 15, 2015 Sep 15, 2015 Monthly Returns % Positive 42% 45% 54% % Negative 12% 54% 46% Average 2.3% 1.0% 1.1% Median 0.0% - 0.4% 0.8% Rolling 3 Month Max/Min 80.5% / - 9.8% 129.3% / - 15.3% 119.2% / - 33.8% Rolling 12 Month Max/Min 102.9% / - 2.7% 145.8% / - 30.2% 188.4% / - 52.7%

Page 15 BBG: DBVEHUT Annual Returns Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited p erf ormance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from December 2005) ProVol ™ as an Overlay to an S&P 500 Portfolio “S&P + ProVol” represents a $100 levered investment with a 100% weight in S&P 500 TR and a 25% weight in ProVol Balanced, starting on December 30, 2005 and rebalanced annually to a 100% weight in S&P 500 TR and a 25% weight in ProVol Balanced. Performance Analysis -60% -40% -20% 0% 20% 40% 60% 80% 100% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 ProVol Balanced S&P 500 TR S&P + ProVol 0 50 100 150 200 250 300 350 400 450 500 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 S&P 500 TR Index Live Date S&P + ProVol Dec '05 - Oct '15 ProVol Balanced S&P 500 TR S&P + ProVol Annualized Returns 30.8% 7.4% 15.9% Volatility 17.6% 20.9% 19.4% Sharpe Ratio 1.7 0.3 0.8 Max. Drawdown - 19.1% - 55.3% - 39.9% Start Date May 21, 2010 Oct 10, 2007 Oct 10, 2007 End Date Sep 13, 2010 Apr 2, 2012 Oct 14, 2009 Monthly Returns % Positive 42% 66% 67% % Negative 12% 34% 33% Average 2.3% 0.7% 1.3% Median 0.0% 1.3% 1.7% Rolling 3 Month Max/Min 80.5% / - 9.8% 25.8% / - 29.6% 23.3% / - 16.0% Rolling 12 Month Max/Min 102.9% / - 2.7% 53.6% / - 43.3% 65.2% / - 24.5%

Page 16 BBG: DBVEHUT Annual Returns Note: The ProVol indices did not exist prior to September 24, 2012 (the “Live Date”). The ProVol Indices have very limited pe rfo rmance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were re trospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indic ati ve of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees an d/or costs. See Risk Factors for more information. Source: Deutsche Bank, Bloomberg Finance L.P., 2015 Index Performance (from December 2005) ProVol ™ as an Overlay to an MSCI World Portfolio “MSCI World” is the MSCI World Index (BBG ticker: MXWO) “MSCI World + ProVol” represents a $100 levered investment with a 100% weight in MSCI World and a 25% weight in ProVol Balanced, starting on December 30, 2005 and rebalanced annually to a 100% weight in MSCI World and a 25% weight in ProVol Balanced. Performance Analysis Dec '05 - Oct '15 ProVol Balanced MSCI World MSCI + ProVol Annualized Returns 30.8% 3.1% 11.6% Volatility 17.6% 18.1% 16.8% Sharpe Ratio 1.8 0.2 0.7 Max. Drawdown - 19.1% - 59.1% - 44.1% Start Date May 21, 2010 Nov 1, 2007 Nov 1, 2007 End Date Sep 13, 2010 Mar 6, 2014 Dec 28, 2009 Monthly Returns % Positive 42% 55% 60% % Negative 12% 45% 40% Average 2.3% 0.3% 1.0% Median 0.0% 1.1% 1.1% Rolling 3 Month Max/Min 80.5% / - 9.8% 29.2% / - 33.6% 26.6% / - 15.4% Rolling 12 Month Max/Min 102.9% / - 3.5% 50.9% / - 48.4% 63.3% / - 30.1% 0 50 100 150 200 250 300 350 Dec- 2005 Dec- 2006 Dec- 2007 Dec- 2008 Dec- 2009 Dec- 2010 Dec- 2011 Dec- 2012 Dec- 2013 Dec- 2014 MSCI World Index Live Date MSCI World + ProVol -60% -40% -20% 0% 20% 40% 60% 80% 100% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 ProVol Balanced MSCI World MSCI + ProVol

Alternative Products Comparison: Monthly Returns

ProVol Balanced Index

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Jan	0.0%	0.0%	-4.0%	2.1%	1.5%	7.2%	12.8%	0.0%	0.0%	0.0%
Feb	0.0%	-2.5%	-2.1%	0.6%	7.9%	0.9%	2.0%	0.0%	0.0%	0.0%
Mar	0.0%	3.8%	-0.4%	2.1%	9.3%	6.7%	16.6%	0.0%	0.0%	0.0%
Apr	0.0%	0.0%	-1.4%	-7.5%	4.5%	9.5%	-0.9%	0.0%	0.0%	0.0%
May	0.0%	0.0%	0.0%	-1.4%	0.4%	-0.2%	-1.3%	0.0%	0.0%	0.0%
Jun	0.0%	0.0%	-0.4%	6.0%	-14.0%	0.0%	13.0%	0.0%	0.0%	0.0%
Jul	0.0%	0.0%	1.6%	3.5%	14.8%	0.0%	4.0%	0.0%	0.0%	0.0%
Aug	0.0%	0.7%	2.4%	1.4%	0.4%	14.4%	6.8%	0.0%	0.0%	3.1%
Sep	0.0%	9.2%	9.4%	7.1%	9.6%	4.0%	0.0%	0.0%	0.0%	-6.5%
Oct	0.0%	0.1%	45.0%	0.2%	12.4%	-2.2%	0.0%	0.0%	0.0%	13.3%
Nov	0.0%	3.5%	13.8%	7.1%	1.0%	8.1%	0.0%	0.0%	0.0%	
Dec	0.0%	2.5%	2.3%	7.5%	12.1%	3.3%	0.0%	0.0%	0.0%	
Annual	0.0%	18.3%	76.1%	31.4%	73.6%	63.8%	64.4%	0.0%	0.0%	9.2%

S&P Short-Term VIX Futures Index (SPVXSP)

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Jan	-11.3%	-14.0%	7.2%	6.6%	-5.7%	-14.3%	-24.8%	-22.9%	17.3%	14.8%
Feb	-8.1%	5.4%	3.3%	5.4%	-18.1%	-6.3%	-7.9%	0.7%	-13.1%	-24.2%
Mar	-6.1%	6.9%	0.5%	4.3%	-19.1%	-1.9%	-32.6%	-17.2%	-2.4%	-6.0%
Apr	-3.9%	-10.2%	-20.3%	-17.5%	0.3%	-21.5%	-1.1%	-6.0%	-4.8%	-14.8%
May	27.8%	-2.4%	-14.3%	-18.3%	38.0%	-8.3%	28.7%	2.6%	-16.4%	-13.4%
Jun	-8.9%	14.0%	14.3%	-10.8%	7.9%	-0.9%	-29.1%	7.3%	-15.0%	7.4%
Jul	1.3%	24.8%	-3.1%	-9.0%	-28.2%	11.6%	-9.2%	-27.8%	12.7%	-21.4%
Aug	-14.6%	19.5%	-7.1%	-4.5%	-3.4%	66.2%	-15.5%	13.3%	-11.8%	71.1%
Sep	-8.5%	-15.7%	36.4%	-15.9%	-20.2%	38.8%	-22.7%	-13.0%	10.6%	-4.9%
Oct	-23.4%	-2.2%	117.1%	-3.1%	-24.4%	-24.2%	5.5%	-12.7%	-2.4%	-29.5%
Nov	-6.3%	23.6%	16.7%	-16.0%	-5.6%	2.0%	-21.9%	-11.6%	-9.5%	
Dec	-3.7%	-7.1%	-17.6%	-16.3%	-24.1%	-13.9%	7.0%	-6.0%	14.2%	
Annual	-53.2%	36.6%	123.1%	-65.0%	-72.0%	-3.8%	-77.9%	-65.7%	-25.5%	-41.6%

S&P Dynamic VIX Futures Index (SPDVIXP)

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Jan	-1.1%	-2.9%	-0.4%	0.1%	-1.7%	-5.8%	1.3%	-9.4%	-0.1%	-0.3%
Feb	-2.0%	-5.5%	1.9%	3.2%	-1.5%	-3.9%	3.0%	-3.4%	-5.4%	-0.1%
Mar	-5.4%	-4.0%	-1.7%	1.2%	3.0%	-4.9%	-2.1%	1.5%	-2.3%	1.8%
Apr	0.0%	0.6%	-4.9%	-2.6%	4.4%	2.2%	-2.2%	-5.2%	-2.1%	1.1%
May	11.4%	3.0%	4.1%	-8.2%	10.8%	-2.3%	2.3%	3.5%	1.2%	-0.6%
Jun	-3.1%	3.8%	-0.6%	-0.3%	2.7%	-1.2%	-0.6%	6.2%	-3.3%	-0.5%
Jul	-2.8%	18.7%	-5.1%	3.8%	-3.0%	-6.0%	-2.9%	-6.0%	0.0%	-7.1%
Aug	3.2%	6.0%	2.4%	2.6%	7.4%	38.8%	1.5%	0.4%	0.6%	12.5%
Sep	3.3%	-7.5%	14.3%	-0.4%	1.6%	9.6%	-6.0%	-3.9%	2.9%	-2.5%
Oct	-3.0%	5.5%	77.5%	0.9%	-2.2%	-12.0%	-5.4%	-6.9%	-5.6%	-7.0%
Nov	-2.7%	11.3%	13.0%	2.7%	0.0%	3.6%	-3.9%	-0.6%	1.1%	
Dec	2.0%	1.3%	4.6%	-1.9%	-1.8%	-1.8%	-2.8%	-5.6%	-3.0%	
Annual	-1.2%	31.1%	128.8%	0.6%	20.5%	8.8%	-16.7%	-26.6%	-15.1%	-3.8%

JP Morgan Strategic Volatility Index

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Jan		2.5%	-5.4%	-3.5%	-0.2%	-1.7%	5.4%	0.0%	-6.3%	-10.9%
Feb		-7.5%	1.4%	10.2%	4.4%	-0.5%	6.3%	-4.1%	-16.9%	11.2%
Mar		-8.5%	-3.5%	4.3%	6.1%	-6.1%	5.5%	7.0%	-2.1%	4.9%
Apr		3.3%	3.7%	-1.0%	-0.5%	6.3%	-1.2%	-4.7%	0.2%	3.6%
May		2.7%	10.4%	3.1%	1.0%	1.1%	-5.9%	1.3%	8.2%	3.7%
Jun		-4.1%	-8.2%	4.6%	-11.5%	-4.1%	7.3%	-3.3%	-1.4%	-5.3%
Jul		3.8%	-9.7%	7.7%	10.2%	-10.2%	-2.4%	5.4%	-5.6%	8.7%
Aug		11.9%	5.4%	4.1%	8.0%	34.0%	5.7%	-4.4%	0.2%	-14.2%
Sep		-8.0%	4.3%	7.1%	7.5%	23.4%	-0.9%	0.7%	-2.5%	-3.9%
Oct	-1.2%	5.2%	75.8%	-1.5%	6.0%	-20.1%	-5.6%	0.3%	-22.5%	-13.7%
Nov	0.9%	-6.2%	19.6%	9.0%	-2.2%	2.7%	3.1%	-0.9%	3.9%	
Dec	2.5%	5.1%	-3.6%	6.2%	1.6%	-2.8%	-7.8%	-12.0%	-17.8%	
Annual	N/A	-2.3%	95.5%	62.4%	32.5%	11.9%	8.3%	-15.0%	-50.3%	-18.1%

Note: The ProVol indices did not exist prior to September 24, 2012 (the "Live Date"). The ProVol Indices have very limited performance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not necessarily indicative of how an index will perform in the future. The performance of any investment product based on a ProVol Index would have been lower than the ProVol Index as a result of fees and/or costs. See Risk Factors for more information.
Source: Deutsche Bank, Bloomberg Finance L.P., 2015

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Index Costs

The calculation of the ProVol indices incorporates a daily deduction of costs meant to approximate the transaction costs associated with trading, or hedging, the indices' notional position in first and second month VIX futures.

The cost calculation takes into account changes in the notional VIX futures position associated with both the daily roll from the first month to the second month VIX future as well as any changes in position in relation to the Allocation. Each portion of the cost is calculated as both a fixed amount of the number of contracts notionally traded by the index as well as a percentage amount of the dollar value of the contracts notionally traded by the index. The greater of the two in each case is taken as the cost, with the fixed amount acting as a minimum.

The daily roll portion of the cost is calculated in two ways: 1) 0.1 times the total number of contracts bought and sold in conjunction with rolling from the first month VIX future to the second month VIX future, irrespective of any changes to the Allocation, divided by two; or 2) 0.35% times the total dollar value of the contracts bought and sold in conjunction with rolling from the first month VIX future to the second month VIX future, irrespective of any changes to the Allocation. The greater of the two is taken as the daily roll cost.

The allocation portion of the cost is calculated in two ways: 1) 0.1 times the total number of contracts bought and sold in conjunction with increasing or decreasing the index's holding of VIX futures in relation to the Allocation, irrespective of any changes due to the daily roll; or 2) 0.35% times the total dollar value of the contracts bought and sold in conjunction with increasing or decreasing the index's holding of VIX futures in relation to the Allocation, irrespective of any changes due to the daily roll. The greater of the two is taken as the allocation cost.

The daily roll cost and the allocation cost are added together to determine the daily total trading cost.

Page 18

Risk Factors

THE PROVOL INDICES ARE SUBJECT TO STRATEGY RISK — The strategy of the ProVol Indices is to generate returns from the expected volatility of the S&P 500 Index by dynamically adjusting a long or short position in the VIX Futures Index based on the size and direction of the Signal and the resulting Allocation based on that Signal. The Signal aims to determine the likely short-term direction of implied volatility and the level of carrying costs.

However, the Signal may not be predictive of the short-term direction of implied volatility and/or the level of carrying costs. The methodology for determining the Signal is based on limited past data and that may not be predictive of future implied volatility. If the Signal is not successful in determining the likely short-term direction of implied volatility and/or the level of carrying costs, then the resulting Allocation based on that Signal may result in a notional long or short position in the VIX Futures Index that declines in value and causes the levels of the ProVol Indices to decrease.

THE PROVOL INDICES CONTAIN EMBEDDED COSTS — In calculating the level of the ProVol Indices, the Index Sponsor will deduct the Index Fee. The Index Fee takes into account changes in the notional VIX futures contracts position measured by each ProVol Index associated both with the daily rolling from the first month to the second month VIX futures contracts underlying the VIX Futures Index as well as with any changes in the size of the notional position in the VIX Futures Index. Thus, large or more frequent shifts in the Signal or greater or more frequent changes in VIX futures contracts prices will require greater reallocation and will result in higher costs. Additionally, lower VIX futures contracts prices, which require a greater number of contracts to be notionally traded in order to achieve the same value, will also result in higher costs. We expect the Index Fee to average between 1.5bps and 2bps (0.015% and 0.02%) per trading day. However, the actual Index Fee may be substantially higher on days when there is a substantial change in the Allocation or prices of the VIX futures contracts, resulting in a substantial number or value of VIX futures contracts notionally traded. As of December 31, 2013, the annual Index Fees for the ProVol Indices, including retroactively calculated Index Fees from and including 2006 to and including September 24, 2012, have ranged from 0.00% to 7.12%.

THE PROVOL INDICES HAVE VERY LIMITED PERFORMANCE HISTORY — Calculation of the ProVol Indices began on September 24, 2012. Therefore, the ProVol Indices have very limited performance history and no actual investment which allowed tracking of the performance of the ProVol Indices was possible before that date. The index performance data prior to this date shown in this presentation have been retrospectively calculated using historical data and the same methodology as described above since December 20, 2005. Although the Index Sponsor believes that these retrospective calculations represent accurately and fairly how the Index would have performed before September 24, 2012, the ProVol Indices did not, in fact, exist before September 24, 2012. Furthermore, the index methodologies of the ProVol Indices were designed, constructed and tested using historical market data and based on knowledge of factors that may have possibly affected their performance. The returns prior to September 24, 2012 were achieved by means of a retroactive application of such back-tested index methodologies designed with the benefit of hindsight. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the ProVol Indices was possible at any time prior to September 24, 2012. Furthermore, it is impossible to predict whether the ProVol Indices will rise or fall. The actual performance of the ProVol Indices may bear little relation to the retrospectively calculated performance of the ProVol Indices.

Page 19

Risk Factors

DEUTSCHE BANK AG, LONDON BRANCH, AS THE SPONSOR OF THE PROVOL INDICES, MAY ADJUST EACH INDEX IN A WAY THAT AFFECTS ITS LEVEL AND MAY HAVE CONFLICTS OF INTEREST — Deutsche Bank AG, London Branch is the sponsor of the Provol Indices (the "Index Sponsor") and will determine whether there has been a market disruption event with respect to the ProVol Indices. In the event of any such market disruption event, the Index Sponsor may use an alternate method to calculate the closing level of the ProVol Indices. The Index Sponsor carries out calculations necessary to promulgate the ProVol Indices and maintains some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the ProVol Indices in the event the regular means of determining the ProVol Indices are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determinations made by the Index Sponsor in these various capacities will not affect the value of the levels of the ProVol Indices. Any of these actions could adversely affect the value of securities or options linked to the ProVol Indices. The Index Sponsor has no obligation to consider the interests of holders of securities linked to the ProVol Indices in calculating or revising the ProVol Indices.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the ProVol Indices or investment strategies reflected by the ProVol Indices (or any transaction, product or security related to the ProVol Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding of transactions, products or securities related to the ProVol Indices. Any of these activities may affect the ProVol Indices or transactions, products or securities related to the ProVol Indices. Investor should make their own independent investigation of the merits of investing in contracts or products related to the ProVol Indices.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF A FINANCIAL PRODUCT LINKED TO A PROVOL INDEX — We or our affiliates expect to hedge our exposure from any financial product linked to a ProVol Index (a "**Financial Product**") that we or our affiliates offer and sell by entering into derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. In addition to such Financial Products, we or our affiliates may issue or underwrite other securities or financial or derivative instruments with returns linked or related to the ProVol Indices or their components. We or our affiliates may establish, adjust or unwind hedge positions with respect to the Financial Products and such other securities or instruments by, among other things, purchasing or selling at any time the components of the ProVol Indices or instruments whose value is derived from the ProVol Indices or their components. This hedging activity could adversely affect the levels of the ProVol Indices or the value of a Financial Product. For example, on or prior to the trade date of a Financial Product, we or our affiliates may purchase the components of the relevant ProVol Index or instruments whose value is derived from such ProVol Index or its components as part of our or our affiliates' hedge. Such hedging activity could potentially increase the level of such ProVol Index prior to the close of trading on the trade date and effectively establish a higher level that such ProVol Index must achieve for an investor to obtain a positive return on its investment in the Financial Product or avoid a loss of some or all of its investment.

Page 20

Risk Factors

In addition, during the term of the Financial Product, we or our affiliates may adjust our or their hedge positions in connection with the reweighting, rebalancing or reconstitution of the relevant ProVol Index by selling some or all of the existing components and/or purchasing new or existing components of such ProVol Index at or in advance of the time the values and weightings of the components are determined for purposes of such reweighting, rebalancing or reconstitution. This hedging activity could potentially decrease the prices at which such ProVol Index notionally sells existing components and increase the prices at which such ProVol Index notionally purchases new or existing components, and thus adversely affect the level of such ProVol Index. Finally, unwinding any hedge positions on or prior to the valuation date(s) of the Financial Product by us or our affiliates could potentially decrease the level of the relevant ProVol Index prior to the close of trading on such valuation date(s) and adversely affect the value of the Financial Product. We or our affiliates may also engage in trading in instruments linked or related to the ProVol Indices on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of the ProVol Indices and make it less likely that an investor will receive a positive return on its investment in the Financial Product. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the Financial Product declines. Introducing competing products linked to or related to the ProVol Indices or its components into the marketplace could also adversely affect the value of the Financial Product in the secondary market. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, an investor's trading and investment strategies related to the Financial Product.

Page 21

Important Notes

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security related to the ProVol indices (each, a "Structured Product"). Before entering into any Structured Product you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of entering into such Structured Product.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may: maintain a long or short position in securities referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such securities; and earn brokerage or other compensation.

Any payout information, scenario analysis, and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index or interest rate. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Product denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Product may not be readily realizable investments and are not traded on any regulated market. Structured Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, securities or other instruments does not guarantee or predict future performance. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

In this document, various performance-related statistics, such as index return and volatility, among others, of the ProVol indices are compared with those of the S&P Dynamic VIX Index, the S&P Short-Term VIX Futures Index, the JP Morgan Strategic Volatility Index, the S&P 500® Index and the MSCI World Index. Such comparisons are for information purposes only. No assurance can be given that any ProVol index will outperform the S&P Dynamic VIX Index, the S&P Short-Term VIX Futures Index, the JP Morgan Strategic Volatility Index, the S&P 500® Index and the MSCI World Index in the future; nor can assurance be given that ProVol will not significantly underperform the S&P Dynamic VIX Index, the S&P Short-Term VIX Futures Index, the JP Morgan Strategic Volatility Index, the S&P 500® Index and the MSCI World Index in the future. Similarly, no assurance can be given that the relative volatility levels of ProVol and the S&P Dynamic VIX Index, the S&P Short-Term VIX Futures Index, the JP Morgan Strategic Volatility Index, the S&P 500® Index and the MSCI World Index will remain the same in the future.

Deutsche Bank does not provide accounting, tax or legal advice.

BEFORE ENTERING INTO ANY TRANSACTION YOU SHOULD TAKE STEPS TO ENSURE THAT YOU UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF THE APPROPRIATENESS OF THE STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES, INCLUDING THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH STRUCTURED PRODUCT. YOU SHOULD ALSO CONSIDER MAKING SUCH INDEPENDENT INVESTIGATIONS AS YOU CONSIDER NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Page 22

Important Notes

Backtested, hypothetical or simulated performance results presented herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight and knowledge factors that may have possibly affected its performance. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid and do not account for all financial risk that may affect the actual performance of an investment. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Structured Products linked to the ProVol indices discussed herein are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other US governmental agency. These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information (including index methodology and rules) about the Deutsche Bank proprietary indices discussed in this presentation is available upon request by calling (212) 250-6054.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

License Agreement with S&P

Any Structured Products are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the Structured Products or any member of the public regarding the advisability of investing in securities generally or in the Structured Products particularly, or the ability of the S&P 500® to track general stock market performance. S&P's only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Structured Products. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the Structured Products into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Structured Products to be issued or in the determination or calculation of the amount due at maturity of the Structured Products. S&P has no obligation or liability in connection with the administration, marketing or trading of the Structured Products.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE STRUCTURED PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"STANDARD & POOR'S", "S&P", "S&P 500" AND "500" ARE TRADEMARKS OF STANDARD & POOR'S FINANCIAL SERVICES LLC AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. STRUCTURED PRODUCTS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE STRUCTURED PRODUCTS.

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